                       [S. W. HATFIELD, CPA LETTERHEAD]



                                March 16, 2000



Mr. Ben Traub, President
Phoenix Resources Technologies, Inc.
i/c/o Cyclone Financing Group, Inc.
827 West Pender Street, 2nd Floor
Vancouver  BC V6C 3G8

Dear Mr. Traub:

This letter confirms that the independent certified public accounting firm of
S. W. Hatfield, CPA has read the Form 10-QSB of Phoenix Resources Technologies, Inc. as of and for the three months ended January 31, 2000 and communicated our comments thereon to members of the Company's management.

We specifically note that we have performed no auditing procedures, as defined by generally accepted auditing standards, or any review or compilation procedures, as defined by the American Institute of Certified Public Accountants. Accordingly, we do not express an opinion on the document itself nor the financial statements contained therein nor do we give any other degree of assurance on the financial statements.

Yours truly,

S. W. HATFIELD, CPA